Contact:
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	February 03, 2014
Phone: 408-736-6900 x168

AFOP REPORTS CONSECUTIVE RECORD ANNUAL SALES AND PROFITS IN 2013. GUIDANCE FOR YEAR-OVER-YEAR INCREASE IN REVENUES OF 86% IN FIRST QUARTER 2014

Sunnyvale, CA – February 3, 2014 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the fourth quarter and year ended December 31, 2013.

Revenues for the fourth quarter of 2013 totaled $21,804,000, a 79% increase from revenues of $12,159,000 reported in the fourth quarter of 2012, and a 5.5% decrease from revenues of $23,074,000 reported in the previous quarter. The Company recorded net income for the fourth quarter of 2013 of $4,720,000, or $0.26 per share based on 18.4 million shares outstanding, compared to $5,597,000, or $0.32 per share based on 17.5 million shares outstanding for the fourth quarter of 2012. This compares to net income for the third quarter of 2013 of $5,621,000, or $0.31 per share based on 18.1 million shares outstanding. Included in net income for the fourth quarter of 2012 was a one-time tax benefit of $3.7 million. Excluding this tax benefit, earnings were $0.11 per share.

Revenues for the year ended December 31, 2013 were $76,070,000, a 63% increase from revenues of $46,611,000 reported in the previous fiscal year. Operating income for the year ended December 31, 2013 was $17,101,000, compared with $5,729,000 for the year ended December 31, 2012. The Company recorded a net profit for the year ended December 31, 2013 of $16,473,000, or $0.93 per share based on 17.8 million shares outstanding. This compares with a net profit of $9,641,000, or $0.55 per share for the year ended December 31, 2012. Included in net income for the year ended December 31, 2012 was a one-time tax benefit of $3.7 million. Excluding this tax benefit, earnings were $0.34 per share.

Included in expenses were stock-based compensation charges of $663,000 for the quarter ended December 31, 2013, $563,000 for the quarter ended September 30, 2013 and $280,000 for the quarter ended December 31, 2012. Included in expenses for the year ended December 31, 2013 was $1,917,000 of stock-based compensation charges, compared with $1,066,000 of stock-based compensation charges for the year ended December 31, 2012.

“Fiscal year 2013 represented an exciting year of growth for AFOP,” commented Peter Chang, President and Chief Executive Officer. “With the strong quarterly sales in the last three quarters of 2013, overall annual revenues grew 63% to a new record level. With our operational efficiency, quarterly gross margins continued improving throughout the year, which resulted in the improved annual gross margin, from 34% in 2012 to over 38% this year. More importantly, our operating profits almost tripled in 2013. In addition, with the declaration of the increased annual dividend, AFOP shareholder value has improved, while our cash and short-term and long-term investments grew stronger.”

“While we are pleased with delivering record financial performance for 2013, we are excited with the business prospects in this coming year with the progress we have made with customers and new products, and the continuous strong demand in Datacom markets. Based on our current bookings, we expect revenues in the quarter to be higher than $22.5M, which would represent at least 85% growth on a year over year basis.” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. (Pacific) on February 3, 2014 to discuss AFOP’s fourth quarter and fiscal year 2013 financial results. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 33935556. AFOP will also provide a live webcast of its fourth quarter and fiscal year 2013 conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, data center, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, splitters, thin film CWDM and DWDM components and modules, and optical attenuators. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels and the time periods thereof, our business prospects, and demand for our products and sources of demand, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended September 30, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2013	2012
ASSETS
Current assets:
Cash and short-term investments	$46,679	$33,275
Accounts receivable, net	11,566	8,046
Inventories	10,630	6,933
Deferred tax asset	3,701	1,234
Other current assets	1,745	1,166
Total current assets	74,321	50,654

Long-term investments	10,453	10,274
Property and equipment, net	13,258	7,708
Deferred tax asset	-	2,468
Other assets	198	249
Total assets	$98,230	$71,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,657	$6,591
Accrued expenses and other current liabilities	7,134	4,115
Total current liabilities	18,791	10,706

Long-term liabilities	600	616
Total liabilities	19,391	11,322

Stockholders' equity	78,839	60,031
Total liabilities and stockholders' equity	$98,230	$71,353

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
Revenues	$21,804	$23,074	$12,159	$76,070	$46,611

Cost of revenues	13,230	14,218	7,929	46,952	30,617
Gross profit	8,574	8,856	4,230	29,118	15,994

Operating expenses:
Research and development	1,006	1,024	831	3,702	3,298
Selling, marketing and administrative	2,337	2,174	1,737	8,315	6,967
Total operating expenses	3,343	3,198	2,568	12,017	10,265

Income from operations	5,231	5,658	1,662	17,101	5,729
Interest and other income, net	239	173	223	708	727
Income before benefit (provision) for income taxes	$5,470	$5,831	$1,885	$17,809	$6,456

Benefit (provision) for income taxes	(750)	(210)	3,712	(1,336)	3,185
Net income	$4,720	$5,621	$5,597	$16,473	$9,641

Net income per share
Basic	$0.26	$0.31	$0.32	$0.93	$0.55
Diluted	$0.25	$0.30	$0.31	$0.89	$0.54

Weighted average shares outstanding
Basic	18,382	18,056	17,472	17,785	17,596
Diluted	19,198	18,754	17,870	18,481	17,861

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$158	$116	$33	$373	$119
Research and development	83	71	33	232	125
Selling, marketing and administrative	422	376	214	1,312	822
Total	$663	$563	$280	$1,917	$1,066